Exhibit 10(a)97

2016-2018 Performance Unit Agreement (“Agreement”) - Under the 2015 Equity Ownership Plan of Entergy Corporation and Subsidiaries
Pursuant to the 2015 Equity Ownership Plan of Entergy Corporation and Subsidiaries (the “Plan”), you are eligible to participate at a target Achievement Level (as defined below) of that number of performance units (the “Target Performance Units”) (based upon an Achievement Level of 100%) set forth under the heading “Total Granted” on the Performance Unit Grant Notice to which this Agreement is attached (the “Grant Notice”) for the performance period commencing January 1, 2016 and ending December 31, 2018 (the “Performance Period”), subject to the terms of the Plan and to the following terms and conditions:
1.Effective Date of Agreement, Acknowledgment and Acceptance of Performance Units: This Agreement is effective as of the Award Date set forth on the Grant Notice, contingent upon your acceptance of this Agreement in accordance with the terms of this Agreement and the Grant Notice. The effectiveness of this Agreement is subject to your electronically acknowledging and accepting this Agreement and all of its terms and conditions and the terms of the Plan in the manner and at the time set forth on the Grant Notice. If you do not timely acknowledge and accept this Agreement in accordance with the Grant Notice, the Company shall be entitled to unilaterally cancel and render void this Agreement and the Grant Notice.

2.Achievement Levels: The Personnel Committee of the Board of Directors (the “Committee”) shall determine the Achievement Level attained by Entergy Corporation (the “Company”) for the Performance Period (the “Achievement Level”). The Achievement Level shall be determined by comparing the Company’s “total shareholder return” for the Performance Period (“Company TSR”) to that of the peer group companies comprising the Philadelphia Electric Utilities Index (the “Peer Group”). For this purpose, subject to the terms of the Plan, “total shareholder return” shall be determined by the following:

•
the difference between the closing price of a share of the Company’s Common Stock (a) on the last trading day immediately prior to the first day of the Performance Period and (b) on the last day of the Performance Period; and

•	the dividends received during the Performance Period.

The possible “Achievement Levels” for the Performance Period shall be as follows:

•	For bottom quartile performance (where Company TSR is in the bottom quartile of Peer Group TSR), no payout is earned.

•	For third quartile performance (where Company TSR is in the third quartile of Peer Group TSR), payout is determined by interpolating between index median (100% Achievement Level) and the performance of the Peer Group company at the top of the fourth quartile, starting at 25% Achievement Level.

•
For second quartile performance (where Company TSR is in the second quartile of Peer Group TSR), payout is determined by interpolating between the performance of the Peer Group Company at the bottom of the top quartile (200% Achievement Level) and index median (100% Achievement Level).

•	For top quartile performance (where Company TSR is in the top quartile of Peer Group TSR), a maximum payout of 200% is earned.

3.Performance Units Earned:

The actual number of performance units awarded to you under this Agreement, if any (the “Performance Units”), shall be calculated by the Committee at the end of the Performance Period by multiplying the Target Performance Units by the percentage of the Company’s attained Achievement Level, determined as outlined above in each case subject to your remaining a full-time employee of a System Company for the remainder of the Performance Period and at your current System Management Level (“ML”).
Except as otherwise provided under the Plan or this Agreement, you must maintain your current ML and be a full-time employee of a System Company through the end of the Performance Period in order to earn the Performance Units. Except as provided below for an employee on an extended leave of absence bridge to retirement under an approved severance program under the Entergy System Severance Pay Plan No. 537 or the Entergy System Severance Pay Plan No. 538, if you are approved by your System Company employer for a leave of absence (whether paid or unpaid) for reasons other than Total Disability, you will continue to be treated as a full-time employee of a System Company while you are on such approved leave of absence for purposes of the Plan and this Agreement. Employees on an extended leave of absence bridge to retirement under an approved severance program offered pursuant to Entergy System Severance Pay Plan No. 537 or Entergy System Severance Pay Plan No. 538 shall not be considered under the Plan or this Agreement as full-time employees during the extended leave of absence bridge period, and their System Company employment shall be considered terminated for purposes of vesting in Awards under the Plan and this Agreement as of the commencement of their extended leave of absence bridge period.
Subject to Section 5.6(e) of the Plan, if you have completed a minimum of twelve months of full-time employment at an eligible ML during the Performance Period and you Retire, you will be eligible for a prorated portion of the applicable Achievement Level of Performance Units, based on your full months of participation and your ML(s) during the Performance Period. Subject to Section 5.6(e) of the Plan, if you become Totally Disabled or die during the Performance Period, you (or your Beneficiary or heirs) will be eligible for a prorated portion of the applicable Achievement Level of Performance Units, based on your full months of full-time employment prior to your Total Disability or death and your eligible ML(s) during the Performance Period.
Please also note that, while you are only required to either remain employed through the end of the Performance Period or meet the requirements for a pro-rated payout, you are not entitled to receipt of, and do not vest in, any Performance Units and/or any dividends that have accrued on those units unless and until the Personnel Committee has certified the Achievement Level after the close of the Performance Period.
If you remain at an eligible ML, but your ML changes during the Performance Period, the number of Target Performance Units set forth in this Agreement shall be adjusted to reflect the number of full months during the Performance Period for which you were eligible hereunder at each ML and the number of Performance Units, if any, awarded to you (a) if you are demoted to a new ML, will be prorated to reflect the number of full months you earned Performance Units at each ML and (b) if you are promoted to a new ML, will be adjusted to reflect an additional number of Target Performance Units that may be earned hereunder in respect of the period during which you are employed at your new ML, which additional number of Target Performance Units will be set forth in a notice delivered to you by the Company as soon as practicable following such promotion. If any change to a new ML is effective on a date other than the first day of a calendar month, the number of Performance Units, if any, awarded to you with respect to the transition month in accordance with this paragraph will be determined based on your prior ML.
If you are demoted below an eligible ML during the Performance Period, but remain employed on a regular full-time basis by a System Company for the duration of the Performance Period, the number of Performance Units, if any, awarded to you will be prorated to reflect only the number of full months you earned Performance Units at an eligible ML.
4.Accelerated Vesting:

(a)Notwithstanding the foregoing provisions of Section 3 to the contrary: in the event that during the Performance Period you incur a CIC Separation from Service, then the restrictive covenants set forth in Section 10 hereof shall cease to apply and (i) if you are not a “covered employee” as defined in Section 162(m) of the Code, the Target Achievement Level applicable to the Performance Period in which such CIC Separation from Service will be deemed to have been achieved; and (ii) if you are a “covered employee,” you shall forfeit the Performance Units and instead shall be entitled to receive a single-sum payment pursuant to the Plan that is not based on any outstanding Performance Period. The single-sum payment will be calculated using the number of performance units you would have been entitled to receive under the Plan at the Target Achievement Level with respect to the most recent Performance Period that precedes and does not include your date of termination of System Company employment; provided that if you did not participate in the Plan for such Performance Period, the single- sum payment will be calculated using for such Performance Period the number of performance units you would have been entitled to receive under the Plan at the Target Achievement Level for such Performance Period as though you had participated in the Plan for such Performance Period at your ML as of the termination of your System Company employment. Any Performance Units or single-sum payment payable pursuant to this Section 4 shall be paid in cash, subject to applicable withholding, on your System Company employer’s first regular payroll date following the later of the applicable Change in Control and your CIC Separation from Service; provided that, if your CIC Separation from Service occurs within the Change in Control Period and prior to the applicable Change in Control, then (A) if the Performance Units or single-sum payment payable pursuant to this Section 4 would constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code then there shall not be an acceleration of any payment pursuant to this Section 4 unless the applicable Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code and (B) if the applicable Change in Control does not constitute a “change in control event” within the meaning of Section 409A of the Code, then the Performance Units shall vest and be paid out at the same time and in the same form as if you had remained employed by a System Company through such vesting and payment dates, subject to the terms of Section 28 of the Plan.

(b)If you incur a CIC Separation from Service following the occurrence of a Potential Change in Control and prior to the occurrence of a Change in Control then, notwithstanding anything herein to the contrary, the Performance Units shall remain outstanding and unvested until, and shall be cancelled and forfeited upon the earlier of (i) the date that is ninety (90) days after the date of your CIC Separation from Service and (ii) the original term of the Performance Units.

(c)Notwithstanding anything herein to the contrary, the time and form of any payments to which you may be entitled pursuant to this Section 4 are subject to the requirements and limitations set forth in Section 28 of the Plan.

5.Dividend Equivalents: If you are awarded Performance Units pursuant to this Agreement, you will also be awarded the dividend equivalents attributable to such awarded Performance Units for the time you were a Participant at the ML necessary to earn such Performance Units (“Dividend Equivalents”). The Dividend Equivalents with respect to each awarded Performance Unit will be equal to only the dividends paid with respect to a share of Common Stock for the period of your participation in the Plan at an eligible ML during the Performance Period.

6.Settlement of Performance Units and Dividend Equivalents:

(a)As soon as reasonably practicable following the date on which the Committee determines the number of Performance Units, if any, to be awarded to you under this Agreement and no later than March 15th following the end of the calendar year in which the Performance Units are no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A, the Company shall issue to you, after withholding all applicable income tax and employment tax amounts required to be withheld in connection with such payment: (i) one share of Common Stock for each Performance Unit that vested on the last trading date of the Performance Period, and (ii) an additional number of shares of Common Stock determined by dividing the total Dividend Equivalents with respect to such awarded Performance Units by the closing share price of Common Stock on the last trading date of the Performance Period.

(b)Shares of Common Stock (including any Dividend Equivalents that are settled in Common Stock) shall be credited by Computershare to a separate book entry account in your name, and such vested shares shall be free of all restrictions except any that may be imposed by law. Upon the crediting of vested Common Stock to a book entry account, you may treat the Common Stock in the same manner as all other Common Stock owned by you, subject to the provisions of Section 6(c) below. All ML 1-4 Participants are considered Restricted Employees under Entergy’s Insider Trading Policy and, as such, may trade in Entergy Corporation securities only during an open window period (and only if not in possession of material, non-public information). Currently, window periods begin on the second business day after the quarterly earnings release and run through the last business day of the second month of the current quarter. In addition, if you are a Restricted Employee, the Insider Trading Policy requires that you pre-clear all transactions involving Entergy securities with Entergy Corporation’s Office of the General Counsel. The customer service number for Computershare Shareowner Services is 1-877-ETR-6299, or they may be reached via the Internet address https://www-us.computershare.com/EmployeePortal/

(c)Common Stock Ownership Guidelines. All ML 1-4 Participants must maintain the applicable Common Stock Ownership Target Level in the chart below, which is expressed as a multiple of your base salary and depends on your ML.

System Management Level ML1 ML2 ML3 ML4	Common Stock Ownership Target Levels 6 times base salary 3 times base salary 2 times base salary 1 times base salary
These ownership multiples may be satisfied through any shares of Common Stock held by the ML 1-4 Participant, including those shares earned during this Performance Period, all restricted shares, shares held in tax-qualified 401(k) plans, etc. You must continue to retain the book entry shares issued to you pursuant to this Agreement until the earlier of (a) achieving and maintaining your multiple of base salary ownership threshold, and (b) your termination of full-time employment within all System Companies. Once you have achieved and maintain your multiple of base salary ownership threshold, you are no longer bound to hold the shares earned during this Performance Period in book entry. However, you are still subject to the trading restrictions and pre-clearance requirements in transacting in these shares described in Subsection 6(b) of this Agreement.
(d)Withholding Taxes. Your System Company employer shall have the right to require you to remit to it, or to withhold from other amounts payable to you, an amount sufficient to satisfy all federal, state and local tax withholding requirements. The Company shall use the “net shares method” to satisfy any tax withholding obligation, which means the Company will reduce the number of earned shares otherwise payable to you by the amount necessary to cover such obligation. Depending upon the state or states in which you reside or have resided, or perform or have performed services, in the current, prior and future tax years, you may be subject to income tax in one or more states or jurisdictions. You should consult your personal tax advisor to determine the states or jurisdictions in which you owe income tax and/or are required to file an individual income tax return, based on your particular circumstances. In no event whatsoever shall the Company or any other System Company have any liability to you for your individual income tax liability, for withholding or failing to withhold taxes, or for remitting or failing to remit taxes with respect to your income.

(e)No Fractional Shares. Any fractional share to be distributed shall be settled in cash and applied to satisfy tax withholding requirements. The Company will not pay out any fractional shares.

7.Termination of Performance Units: Except as otherwise provided herein or in the Plan, this Agreement (other than the restrictive covenants set forth in Section 10) and the performance units (and any Dividend Equivalents) shall terminate and be forfeited on the date on which your full-time System employment terminates.

8.Performance Units Nontransferable: Target Performance Units and Performance Units awarded pursuant to this Agreement may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or your beneficiary) other than by will or laws of descent and distribution or pursuant to a qualified domestic relations order (as defined by the Code).

9.Entergy Policies:

(a)Hedging Policy. Pursuant to the Entergy Corporation Policy Relating to Hedging, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010 and as in effect on the date hereof, officers, directors and employees are prohibited from entering into hedging or monetization transactions involving Common Stock so they continue to own Common Stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders. Participation in any hedging transaction with respect to Common Stock (including Performance Units) is prohibited.

(b)Recoupment Policy Dodd-Frank Payment in Error. Pursuant to the Entergy Corporation Policy Relating to Recoupment of Certain Compensation, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010 and as in effect on the date hereof, the Company is allowed to seek reimbursement of certain incentive compensation (including Performance Units) from “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards) or if there is a material miscalculation of a performance measure relative to incentive compensation, regardless of the requirement to restate the financial statements; or if the Board of Directors determines that an executive officer engaged in fraud resulting in either a restatement of the Company’s financial statements or a material miscalculation of a performance measure relative to incentive compensation whether or not the financial statements were restated. In addition, the Performance Units are subject to any forfeiture and/or recoupment policy which the Company has adopted or may adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and implementing rules and regulations thereunder, or as may be required by applicable law. To the maximum extent permitted by applicable law, in the event that a payment is made to you (whether in cash, stock or other property) in error that exceeds the amount to which you are entitled pursuant to the terms of this Agreement or the Plan (such excess amount, an “Excess Payment), you will repay to the Company, and the Company shall have the right to recoup from you such Excess Payment by notifying you in writing of the nature and amount of such Excess Payment together with (i) demand for direct repayment to the Company by you in the amount of such Excess Payment or (ii) reduction of any amount(s) owed to you by the Company or any other System Company by the amount of the Excess Payment.

10.Restrictive Covenants. In consideration of the grant to you of the Performance Units set forth herein, you hereby agree to the following restrictive covenants:

(a)Confidentiality. You acknowledge that your position of employment places you in a position of confidence and trust with respect to the Entergy System and provides you with access to non-public confidential information of the System Companies. You acknowledge that the System Companies expended and will continue to expend substantial amounts of time, money and effort to develop effective business and regulatory strategies, methodologies and technology, to build good employee, customer, regulatory and supplier relationships and goodwill, and to build an effective organization. You acknowledge that Employer has a legitimate business interest and right in protecting the System Companies’ Confidential Information and that the System Companies would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of the System Companies’ business and regulatory strategies or its employee, regulatory, supplier and customer relationships and goodwill. You therefore agree that, during your employment or other service with any System Company and at all times thereafter, you will hold in a fiduciary capacity for the benefit of the System Companies and, other than as authorized by a System Company or as required by law or in the proper performance of your duties and responsibilities, you will not disclose, directly or indirectly, to any person or entity or use for any purpose other than the furtherance of your duties, responsibilities and obligations to any System Company, any Confidential Information without the prior written consent of Employer. For purposes of this Agreement, “Confidential Information” means any and all information and knowledge regarding (i) the System Companies’ utility business, including the generation, transmission, brokering, marketing, distribution, sale and delivery of electric power or generation capacity (through regulated utilities or otherwise), and their natural gas distribution business, (ii) the Entergy Wholesale Commodities business, including the ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants), and the provision of operations and management services (including decommissioning services) with respect to power plants, and the sale of the electric power produced by the System Companies’ operating plants to wholesale customers, and (iii) the System Companies’ proprietary methods and methodology, technical data, trade secrets, know-how, research and development information, product plans, customer lists, specific information relating to products, services and customers or prospective customers (including, but not limited to, customers or prospective customers of any System Company with whom you became or become acquainted during your relationship with the System Company), books and records of any System Company, corporate, regulatory, customer and strategic relationships, suppliers, markets, computer software, computer software development, inventions, processes, formulae, technology, designs, drawings, technical information, source codes, engineering information, hardware configuration information, and matters of a business nature such as information regarding marketing, costs, pricing, finances, financial models and projections, billings, employees, new or existing business or economic development plans, initiatives, and opportunities, or any other similar business information made available to you in connection with your relationship with any System Company. Confidential Information shall also include non-public information concerning any director, officer, employee, shareholder, or partner of any System Company. Notwithstanding the foregoing, you may disclose Confidential Information as follows: (i) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of the acts or omissions of you or your agents in violation of this Section 10(a), (ii) to the extent necessary when providing safety-related or other information to the Nuclear Regulatory Commission (“NRC”) on matters within the NRC’s regulatory jurisdiction, (iii) when participating in “protected activities”, as defined in Section 211 of the Energy Reorganization Act of 1974 and in C.F.R. Part 50.7 or when engaging in activities protected by the National Labor Relations Act (both, “Protected Activities”), (iv) when required to do so by a court of law, by any governmental agency or administrative or legislative body with jurisdiction to order you to divulge, disclose or make accessible such information, provided that, to the extent permitted by applicable law, you shall give immediate written notice to Entergy of such requirement and reasonably cooperate with any attempt by any System Company to obtain a protective order or similar treatment, and disclose no more information than is so required, or (v) to the extent required in order to file a charge with or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal or state regulatory agency. Notwithstanding anything else in this Section or in this Agreement, you may make disclosure in order to exercise your rights as a whistleblower under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Securities and Exchange Commission Rule 21F-17(a), or any similar federal or state law, and in such cases, you shall have no obligation to seek prior approval of any System Company or to inform any System Company of such disclosure. You shall deliver to your System Company Employer prior to the termination of your relationship or at any other time requested by any System Company, (A) all electronic devices provided by any System Company to you and (B) all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Confidential Information or the business of any System Company which you may then possess or have under you control. You may not copy any such item described in the preceding sentence for any purpose, unless otherwise agreed in writing. You agree that your obligation not to disclose materials of the type within the definition of Confidential Information, and your obligation to return, and, upon your termination of employment with all System Companies, not to retain or use, materials and tangible property described in this Section shall also extend to such types of information, materials and tangible property of customers of and suppliers to the System Companies and to other third parties, in each case who may have disclosed or entrusted the same to any System Company or to you during your employment with any System Company.

(b)Non-Competition. Without prior written approval of your last System Company Employer, you agree that during the period of your employment or service with any System Company Employer and for a period of 12 months following the termination of such employment or service for any reason (the “Restricted Period,”) you shall not engage, directly or indirectly, in “Competitive Activities” (as defined below) anywhere in the “Restricted Territory” (as defined below). “Competitive Activities” means that you are or become engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation in any business, enterprise (including research and development), operation, or activity in any respect competitive with any aspect of the “Business” (as defined below), including as an equity holder, partner, trustee, promoter, technician, engineer, analyst, agent, representative, broker, supplier, advisor, manager or officer, director, consultant or employee of any such entity, or by associating with, aiding or abetting or providing information or financial assistance to, or by having any other financial interest in, any such entity. “Business” shall mean the business of Entergy and all other System Companies, including the generation, transmission, brokering, marketing, distribution, sale (whether retail or wholesale) and delivery of energy or generation capacity, the ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants), the provision of operations and management services (including decommissioning services) with respect to power plants, and any business that researches, develops, manufactures, offers, sells, distributes, makes commercially available, or provides any product or service that competes with any products, services or offerings of any System Company or any product, service or offering that any System Company was actively developing during your relationship with any System Company. You acknowledge that, as a result of your high level position in the System Company Employer’s management, you have broad and substantial knowledge of the System Companies’ business in each of the foregoing areas, and you therefore agree that this restriction is reasonable in scope and necessary to protect the System Companies’ Confidential Information and legitimate, economic interests. Notwithstanding the foregoing, you may passively own 1% or less of the outstanding stock or other equity interests of any publicly traded entity without being in violation of this Section 10(b). “Restricted Territory” means each and every county, province, state, city, parish or other political subdivision or territory of the United States in which any System Company is engaging in the Business, or otherwise distributes, licenses or sells its products or services, including Arkansas, Connecticut, District of Columbia, Louisiana, Massachusetts, Michigan, Mississippi, Nebraska, New York, Texas, and Vermont and any other state in which any System Company engages in Business at any time during the Restricted Period and, with respect to the State of Louisiana, means the following Parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Point Coupee, Rapides, Red River, Richland, Sabine, Saint Bernard, St. Charles, St. Helena, Saint James, Saint John the Baptist, Saint Landry, Saint Martin, Saint Mary, Saint Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana and Winn.

(c)Non-Solicitation. You agree that, during the period of your employment or service with any System Company and for a period of 24 months following the termination of such employment or service for any reason, except in the good faith performance of your duties to the System Companies, you shall not: (i) directly or indirectly advise, solicit, induce, hire, encourage or assist in the hiring process, or advise, cause, encourage or assist others to solicit, induce or hire, any employee of any System Company in the Restricted Territory or any individual who was an employee of any System Company in the Restricted Territory at any time during the six-month period immediately prior to such action or (ii) induce, encourage, persuade or cause others to induce, encourage, or persuade any employee or consultant of any System Company to cease providing services to any System Company within the Restricted Territory or in any way to modify such employee’s or consultant’s relationship with any System Company or (iii) within the Restricted Territory, directly or indirectly solicit or accept the trade, business or patronage of any clients, customers or vendors or prospective clients, customers or vendors of any System Company in furtherance of any Competitive Activity or encourage, advise, or assist such clients, customers or vendors or prospective clients, customers or vendors to in any way modify their relationship with any System Company. The foregoing non-solicitation (but not other limitations in this Section) shall not be violated by general advertising not targeted at the forgoing persons or entities.

(d)Non-Disparagement. You agree that, to the fullest extent permitted by applicable law, you will not at any time (whether during or after your employment or service with any System Company), other than in the proper performance of your duties, publish or communicate to any person or entity any “Disparaging” (as defined below) remarks, comments or statements concerning any System Company or any of their respective directors, officers, shareholders, employees, agents, attorneys, successors and assigns (each a “System Company Party”), except to the extent necessary when providing safety-related or other information to the NRC on matters within the NRC’s regulatory jurisdiction or when participating in Protected

Activities, as defined above. “Disparaging” remarks, comments or statements are those that are intended to, or could be construed in a manner so as to, impugn, discredit, injure or impair the business, reputation, character, honesty, integrity, judgment, morality or business acumen or abilities in connection with any aspect of the operation of the business of the individual or entity being disparaged.

(e)Restrictive Covenants Contained in Other Agreements. Notwithstanding any provision contained herein to the contrary, to the extent that you are subject to an employment agreement or any other agreement which contains restrictive covenants which are stricter than the restrictive covenants contained herein, the restrictive covenants set forth in such other agreement shall supplement the restrictive covenants herein.

(f)Enforcement. You hereby agree that the covenants set forth in Sections 10(a), (b), (c) and (d) are reasonable with respect to their scope, duration, and geographical area. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 10(a), (b), (c) or (d) is invalid or unenforceable, you and the Company hereby agree that the court making the determination of invalidity or unenforceability shall have the power to reform the unenforceable term or provision, including to delete, replace, or add specific words or phrases, but only to the narrowest extent necessary to render the provision valid and enforceable (provided that in no event shall the length of any restrictive covenant or its scope be extended or expanded), and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment on enforceability may be appealed. Your agreement to the restrictions provided for in this Agreement and the Company’s agreement to grant the Award are mutually dependent consideration. Therefore, notwithstanding any other provision to the contrary in this Agreement, if the enforceability of any material restriction applicable to you as provided for in this Section 10 is challenged and found unenforceable by a court of law, then the Company shall have the right to terminate this Agreement and recover from you all shares of Common Stock paid to you pursuant to this Agreement and any amounts received by you on the date of sale, transfer, or other disposition if you have sold, transferred, or otherwise disposed of any shares of Common Stock paid to you pursuant to this Agreement. This provision shall be construed as a return of consideration or ill-gotten gains due to the failure of your promises and consideration under the Agreement, and not as a liquidated damages clause. In addition, in the event of the Company’s termination of this Agreement, you shall immediately forfeit all unvested Performance Units. You further hereby agree that, in the event of a breach by you of any of the provisions of Sections 10(a), (b), (c) or (d), monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, the Company or a System Company may, in addition to and without prejudice to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages and without having to demonstrate that money damages would be inadequate. Such remedies shall not be deemed the exclusive remedies for a breach, but shall be in addition to all remedies available at law or in equity, including, but not limited to, attorneys’ fees and costs. You hereby agree and acknowledge that the restrictions contained in Sections 10(a), (b), (c) and (d) do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. You acknowledge that you have carefully read this Agreement and you have given careful consideration to the restraints imposed upon you by this Agreement, and you are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of any System Company now existing or to be developed in the future.

(g)Forfeiture/Rescission Upon Breach of Section 10. In addition to the remedies of the Company set forth in Section 10(f) herein, in the event of a breach by you of any of the provisions of Sections 10(a), (b), (c) or (d), you shall immediately forfeit all Performance Units which you have not already been paid.

In addition, if you breach any of the provisions of Sections 10(a), (b), (c) or (d), to the extent that you have been paid any shares of Common Stock pursuant to this Agreement, such shares shall be transferred back to the Company for no consideration and to the extent that you received proceeds from the sale of any such shares, you shall repay to the Company the amount of such proceeds.

(h)For purposes of this Section 10, “Company” shall include all subsidiaries and affiliates of Entergy Corporation (the “Company Affiliates”). You and the Company agree that each of the Company Affiliates is an intended third-party beneficiary of this Section 10, and further agree that each of the Company Affiliates is entitled to enforce the provisions of this Section 10 in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, the terms of the restrictive covenants set forth in this Section 10 shall survive the termination of this Agreement and shall remain in full force according to their respective terms.

11.Governing Law: This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

12.Incorporation of Plan: The Plan is hereby incorporated by reference and made a part hereof, and the Performance Units, Dividend Equivalents and this Agreement shall be subject to all terms and conditions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern, and this Agreement shall be deemed to be modified accordingly, unless the Plan allows for such modification of the Plan’s terms by this Agreement.

13.Amendments: This Agreement may be amended or modified at any time only by an instrument in writing signed by the parties hereto. The Plan may be amended, modified or terminated only in accordance with its terms.

14.Rights as a Shareholder: Neither you nor any of your successors in interest shall have any rights as a stockholder of the Company with respect to any Performance Unit or Dividend Equivalents.

15.Agreement Not a Contract of Employment: Neither the Plan, the granting of the Performance Units and/or Dividend Equivalents, the Grant Notice, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

16.Authority of the Committee: The Committee shall have full authority and discretion to interpret and construe the terms of the Plan, the Grant Notice, and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

17.Compliance with Code Section 409A Limitations: Notwithstanding any provision to the contrary, all provisions of the Grant Notice and this Agreement shall be construed, administered and interpreted to comply with or be exempt from Code Section 409A, and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A or final regulations issued thereunder. Specifically, the terms “termination” and “termination of employment” shall be applied in a manner consistent with the definition of “separation from service” within the meaning of Code Section 409A. A right of any System Company, if any, to offset or otherwise reduce any sums that may be due or become payable by any System Company to you by any overpayment or indebtedness of yours shall be subject to limitations imposed by Code Section 409A. For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts. Amounts payable under this Agreement shall be excludible from the requirements of Code Section 409A, to the maximum possible extent, either as (i) short-term deferral amounts (e.g., amounts payable no later than the 15th day of the third month following the end of the taxable year of Grantee’s System Company Employer in which such Performance Units are no longer subject to a substantial risk of forfeiture), or (ii) under the exclusion for involuntary separation pay provided in Treasury Regulations Section 1 .409A-1(b)(9)(iii). To the extent that deferred compensation subject to the requirements of Code Section 409A becomes payable under this Agreement to Grantee at a time when Grantee is a “specified employee” (within the meaning of Code Section 409A), any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Code Section 409A(a)(2)(B).